EXHIBIT 99.1

Texas Industries, Inc. Announces Agreement to Exchange Its Expanded Shale and Clay Aggregates Business for East Texas Ready-Mix Concrete Business

DALLAS, Dec. 4, 2012 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced today that its subsidiaries have entered into agreements to exchange its expanded shale and clay aggregates manufacturing business for the ready-mix concrete business of subsidiaries of Trinity Industries, Inc. in east Texas and southwest Arkansas.

Texas Industries will transfer its expanded shale and clay manufacturing facilities in Streetman, Texas; Boulder, Colorado and Frazier Park, California; and its DiamondPro® product line in exchange for 42 ready-mix concrete plants stretching from Texarkana to Beaumont in east Texas and southwestern Arkansas, as well as two aggregate distribution facilities in Beaumont and Port Arthur, Texas, and related assets.

"This transaction will expand TXI's ready mix concrete capacity by nearly 50% in strong, stable local East Texas and Arkansas markets.  It fits our core vertical integration strategy and is timed for both market recovery in this region and capacity addition in our cement plant in central Texas. The Transit Mix employees have built a great business and we look forward to welcoming them to the TXI family at this exciting time," stated Jamie Rogers, TXI's Vice President and Chief Operating Officer.

The transaction is expected to close by the end of calendar year 2012. Closing is subject to negotiation of ancillary agreements, satisfactory completion of due diligence, receipt of required consents and approvals and other customary conditions.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT: T. Lesley Vines, Jr.
         Vice President
         Corporate Controller & Treasurer
         972.647.6722
         Email:  lvines@txi.com